Exhibit 99.1

Innodata Isogen Reports Revenues up 45% in Q1 2008

  Recurring Revenue Climbs 64%
  Company Anticipates Continuing Strong Performance

NEW YORK--(BUSINESS WIRE)--INNODATA ISOGEN, INC. (NASDAQ: INOD), a leading provider of knowledge process outsourcing services, as well as publishing and related information technology services, today announced revenues of $18,400,000 for the first quarter of 2008, up approximately 45% from revenues of $12,729,000 in the first quarter of 2007.

Significantly, recurring revenue at Innodata Isogen increased 64% from $7 million in the first quarter of 2007 to $11.5 million in the first quarter of 2008.

The company also reported net income of $833,000 or $0.03 per diluted share, for the first quarter of 2008, as compared to a net loss of $643,000 or $0.03 per diluted share, for the first quarter of 2007.

“The solid revenue results for the quarter exceeded our expectations and represent a very good start to the year,” said Jack Abuhoff, chairman and CEO of Innodata Isogen.

“Our strong growth over the past year is attributable to our focus on knowledge process outsourcing, an area where we’re seeing accelerating demand from our clients and where most industry analysts continue to project rapid expansion,” Abuhoff said. “Because we believe that KPO represents a significant, multi-year opportunity for us, we are investing approximately $500,000 per quarter in new domain experts, training, overseas staff and technologists who are building a platform to support future accelerated growth. Earnings for the first quarter reflect this as an operating expense. We believe that further development of this platform should contribute significantly to our bottom line because approximately 40% of incremental KPO revenue flows through to fund SG&A and support operating income.

“We intend to trim our annual non-KPO operating costs by approximately $1 million, while retaining our level of investment in the KPO platform. This will help offset the decline in value of the U.S. dollar, which in the first quarter reduced our earnings by approximately $1.3 million.

“We expect second quarter revenue to be roughly in line with first quarter, with more significant revenue gains coming in the second half of the year that we anticipate will help us achieve double-digit year-over-year growth.”

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question & answer period, at 11:00 AM ET today. You can participate in this call by dialing the following call-in numbers:

1-800-723-6498 (Domestic)
1-785-830-7989 (International)
1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)
Pass code on replay only: 9643220

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode. Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen, Inc. (NASDAQ: INOD) is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering.

Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence. Recent honors include EContent magazine’s EContent 100, KMWorld magazine’s 100 Companies That Matter, the International Association of Outsourcing Professionals (IAOP) Global Outsourcing Top 100, D&B India’s leading ITeS and BPO companies and the Black Book of Outsourcing’s list of leading outsourcing providers to the printing and publishing business.

Headquartered in Northern New Jersey, Innodata Isogen has offices and operations in the United States, the Philippines, India, Sri Lanka, Israel, China and France.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,

	2008	2007

Revenues	$18,400	$12,729

Operating costs and expenses
Direct operating expenses	13,414	10,044
Selling and administrative expenses	4,232	3,445
Interest (income), net	(56)	(137)

Total	17,590	13,352
Income (loss) before (benefit from) provision for income taxes	810	(623)

(Benefit from) Provision for income taxes	(23)	20
Net income (loss)	$833	$(643)

Income (loss) per share – basic and diluted	$.03	$(.03)
Weighted average shares outstanding:
Basic	24,724	23,906
Diluted	26,205	23,906

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS:

Current assets:
Cash and cash equivalents	$16,053	$14,751
Accounts receivable, net	9,780	10,673
Prepaid expenses and other current assets	2,633	2,117
Refundable income taxes	4	453
Deferred income taxes	160	202

Total current assets	28,630	28,196

Property and equipment, net	7,356	7,160

Other assets	3,122	2,037

Deferred income taxes	476	381

Goodwill	675	675

Total assets	$40,259	$38,449

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable and accrued expenses	$4,159	$4,200
Accrued salaries, wages and related benefits	4,679	5,244
Income and other taxes	1,947	2,053
Current portion of long-term obligations	919	370

Total current liabilities	11,704	11,867

Deferred income taxes	1,156	1,224

Long term obligations	3,296	2,128

Stockholders' equity	24,103	23,230

Total liabilities and stockholders’ equity	$40,259	$38,449

CONTACT:
Innodata Isogen, Inc.
Steven L. Ford, 201-371-2510
Chief Financial Officer
sford@innodata-isogen.com